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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Emulex Corporation


We consent to incorporation by reference in the registration statements (Nos. 2-89162, 33-40959 and 33-44484) on Form S-8 of Emulex Corporation of our report dated August 12, 1998, relating to the consolidated balance sheets of Emulex Corporation and subsidiaries as of June 28, 1998 and June 29, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 28, 1998, and the related schedule, which report appears in the June 28, 1998 annual report on Form 10-K of Emulex Corporation.


                                          KPMG LLP


Orange County, California
May 17, 1999